                                                                     EXHIBIT  11


                            GENERAL HOST CORPORATION

             ADDITIONAL EARNINGS PER SHARE INFORMATION (UNAUDITED)

                    (In thousands, except per share amounts)


                                          Twelve Weeks Ended       Twenty-Eight Weeks Ended
                                        -----------------------    ------------------------
                                         August 11,  August 13,      August 11,  August 13,
                                           1996        1995            1996        1995
                                        -----------  ----------      ----------  ----------
Earnings (loss) for full dilution:
  Net income (loss)                     $     657    $  (2,915)      $   3,451    $   8,119
  Add interest on 8% Convertible
    Debentures, net of tax effect           1,117        1,117           2,607        2,607
                                        ---------    ---------       ---------    ---------
  Income (loss), as adjusted            $   1,774    $  (1,798)      $   6,058    $  10,726
                                        =========    =========       =========    =========


Shares used for calculating primary
  earnings per share                       23,249       23,254          23,249       23,252
  Additional shares resulting from
    assumed conversion of 8% Convertible
      Debentures                            7,254        7,254           7,254        7,254
  Additional shares resulting from
    assumed exercise of stock options           0           37               0            4
                                        ---------    ---------       ---------    ---------
                                           30,503       30,545          30,503       30,510
                                        =========    =========       =========    =========

Fully diluted earnings (loss) per share $     .06(1) $    (.06)(1)   $     .20(1) $     .35(1)
                                        =========    =========       =========    =========



(1) This calculation is submitted in accordance with Regulation S-K item 601
    (b)(11) although it is contrary to paragraph 40 of APB Opinion 15 because it produces an anti-dilutive result.